Exhibit 10.1

Execution Version

$550,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

September 20, 2007

among

MAGELLAN MIDSTREAM PARTNERS, L.P.

The Lenders Party Hereto

and

WACHOVIA BANK, N.A.,

as Administrative Agent and Issuing Bank

WACHOVIA CAPITAL MARKETS, LLC and

SUNTRUST ROBINSON HUMPHREY, a division of SunTrust Capital Markets, Inc.,

as Joint Bookrunners and Lead Arrangers

-i-

-ii-

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 3.03	—	Disclosed Matters
Schedule 3.14	—	Subsidiaries
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.08	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Opinion of Borrower’s Counsel
Exhibit C	—	Form of Commitment Increase Notice
Exhibit D	—	Form of New Lender Agreement
Exhibit E	—	Form of Opinion of In-House Counsel

ANNEX

Annex 1	—	Certain Adjustments to Consolidated EBITDA

-iii-

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of September 20, 2007, among MAGELLAN MIDSTREAM PARTNERS, L.P., the LENDERS party hereto, and WACHOVIA BANK, N.A., as Administrative Agent and Issuing Bank.

The Borrower, the lenders party thereto, Wachovia Bank, N.A., as the administrative agent, and certain other parties thereto entered into the Existing Credit Agreement (hereinafter defined). The Borrower now requests that the Administrative Agent, the Issuing Bank and the Lenders amend and restate the Existing Credit Agreement in its entirety and provide the Borrower with a credit facility pursuant to which the Lenders will commit to make Loans in a principal amount of up to $550,000,000 outstanding at any time.

In connection therewith, the Administrative Agent has agreed to serve in such capacity for the Lenders and the Administrative Agent, the Issuing Bank and the Lenders are agreeable to the Borrower’s request, subject to the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the Borrower, the Administrative Agent, the Issuing Bank and the Lenders agree to amend and restate the Existing Credit Agreement in its entirety as follows:

ARTICLE I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Quarter” has the meaning assigned to such term in Section 6.16.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Wachovia Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan, Eurodollar Revolving Loan or LMIR Swingline Loan, or with respect to the commitment fees, utilization fees and term out premiums payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread,” “Eurodollar Spread,” “LMIR Spread,” “Commitment Fee Rate,” “Utilization Fee Rate,” or “Term Out Premium,” as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Index Debt Ratings	ABR Spread	Eurodollar Spread and LMIR Spread	Commitment Fee Rate	Utilization Fee Rate	Term Out Premium
Category 1 ≥ A-/A3	0.00%	.25%	.05%	.05%	.25%
Category 2 BBB+/Baa1	0.00%	.30%	.07%	.05%	.25%
Category 3 BBB/Baa2	0.00%	.40%	.09%	.05%	.25%
Category 4 BBB-/Baa3	0.00%	.55%	.11%	.10%	.25%
Category 5 ≤ BB+/Ba1	0.00%	.70%	.125%	.10%	.25%

In the event that, and at the time that, the Revolving Loans are converted to Term Loans pursuant to Section 2.21 hereof, the ABR Spread and the Eurodollar Spread shall automatically increase by the Term Out Premium.

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the Applicable Rate shall be based on the rating for the Index Debt established by the other rating agency; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings (unless one of the ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings); and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.

“Available Cash” has the meaning set forth in the Partnership Agreement.

“Base CD Rate” means the sum of (a) the Three Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Magellan Midstream Partners, L.P., a Delaware limited partnership.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means the occurrence of any of the following events: (a) the acquisition of greater than 50% of the voting or economic interests in the General Partner by any Person, other than Holdings, unless such Person has a consolidated net worth of greater than $500,000,000; (b) the General Partner shall cease to directly own and control, of record and beneficially, 100% of the general partner interests in the Borrower or the General Partner shall cease to be the sole general partner of the Borrower; and (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) under the Exchange Act), excluding Holdings and its Affiliates, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) directly or indirectly, of a number of Units that would entitle such person or group to vote Units representing, in the aggregate, more than 20% of the total number of Outstanding Units at any annual meeting of the unitholders of the Borrower or otherwise in the election of directors of the General Partner.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, as Revolving Loans, Swingline Loans or Term Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans, to convert the Revolving Loans outstanding on the Maturity Date to Term Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such

Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $550,000,000.

“Commitment Increase Notice” has the meaning assigned to such term in Section 2.20.

“Consenting Lender” has the meaning assigned to such term in Section 2.22.

“Consolidated EBITDA” means, with respect to the Borrower and its Restricted Subsidiaries for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Indebtedness hereunder), (c) depreciation and amortization expense, (d) amortization of intangibles and organization costs, (e) any extraordinary non-cash expenses or losses, including, in any event, non-cash asset write-downs and (f) any extraordinary, unusual or non-recurring cash income or gains to the extent not included in Consolidated Net Income, and minus, (i) to the extent included in the statement of such Consolidated Net Income for such period, any extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (ii) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. For purposes of calculating Consolidated EBITDA for any period, adjustments shall be made to income and expenses as set forth on Annex 1 hereto. Additionally, for purposes of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Restricted Subsidiary acquires any Person (or any interest in any Person) or all or substantially all of the assets of any Person, the Consolidated EBITDA attributable to such assets or an amount equal to the percentage of ownership of the Borrower or a Restricted Subsidiary, as the case may be, in such Person times the Consolidated EBITDA of such Person, for such period determined on a pro forma basis may be included as Consolidated EBITDA for such period as if such acquisition occurred on the first day of such period; provided, that during the portion of such period that follows such acquisition, the computation in respect of the Consolidated EBITDA of such Person or such assets, as the case may be, shall be made on the basis of actual (rather than pro forma) results. Such pro forma calculations shall be determined (1) in good faith by a Financial Officer, and (2) without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated EBITDA unless otherwise approved by the Administrative Agent, such approval not to be unreasonably withheld. In connection with any Material Project, Consolidated EBITDA, as used in determining the Leverage Ratio, shall be modified so as to include Material Project EBITDA Adjustments.

“Consolidated Indebtedness” means the consolidated Indebtedness of the Borrower and its Restricted Subsidiaries. For the purpose of calculating the Leverage Ratio, “Consolidated Indebtedness” shall not include obligations of the Borrower or any Restricted Subsidiaries under any Hybrid Securities.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, as applicable, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower, or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, as applicable, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower, as applicable) in which the Borrower or any of its Restricted Subsidiaries, as applicable, has an ownership interest, except to the extent that any such income is actually received by the Borrower or any of its Restricted Subsidiaries, as applicable, in the form of dividends or similar distributions, and (c) the undistributed earnings of any Restricted Subsidiary of the Borrower, to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or by any Law applicable to such Restricted Subsidiary.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) the value of all goodwill, customer lists, covenants not to compete, trade names, trademarks, patents, copyrights, franchises, organization expenses, formulas and processes, option rights, and other like intangibles and (b) all current liabilities (other than current maturities of long term debt); all as reflected in the Borrower’s most recent consolidated balance sheet contained in the Borrower’s financial statements most recently delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) prior to the time as of which “Consolidated Net Tangible Assets” shall be determined.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.03 or previously disclosed in the SEC Documents.

“Dispose” means with respect to any property, to sell, lease, engage in a sale and leaseback with respect thereto, assign, convey, transfer or otherwise dispose thereof. The term “Disposition” shall have a correlative meaning.

“dollars” or “$” refers to lawful money of the United States of America.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the SEC in electronic format.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or legally enforceable directives issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management or release of any Hazardous Material or to health (with respect to exposure to Hazardous Materials) and safety matters.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment or (e) any contract or other written agreement pursuant to which liability is assumed by or imposed against Borrower or any Subsidiary with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under

Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in ARTICLE VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of May 25, 2006, among Borrower, Wachovia Bank, N.A., as the administrative agent, and the lenders party thereto.

“Existing Maturity Date” has the meaning set forth in Section 2.22.

“Extended Maturity Date” means, as at any date, the date to which the Maturity Date has then most recently been extended pursuant to Section 2.22.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if

such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Maturity Date” means (i) if the Revolving Loans are converted to Term Loans pursuant to Section 2.22, then with respect to any Term Loan, the date that is one year from the then current Maturity Date as of the time of such conversion, or (ii) if the Revolving Loans are not so converted, the Maturity Date.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the General Partner.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“General Partner” means Magellan GP, LLC, a Delaware limited liability company and the general partner of the Borrower.

“Governmental Approval” means (i) any authorization, consent, approval, license, waiver, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, sanction or publication of, by or with; (ii) any notice to; (iii) any declaration of or with; or (iv) any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“Holdings” means Magellan Midstream Holdings, L.P.

“Holdings GP” means Magellan Midstream Holdings GP LLC, the general partner of Holdings.

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Restricted Subsidiaries) at all times by Borrower or any of its Restricted Subsidiaries, (ii) that have been formed for the purpose of issuing trust preferred securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of Borrower or a Restricted Subsidiary of Borrower, and (B) payments made from time to time on the subordinated debt.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided however that in no event shall “Indebtedness” include any contingent reimbursement obligation arising under a Letter of Credit to the extent such reimbursement obligation has been cash collateralized. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan and any Swingline Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means Wachovia Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunners and Lead Arrangers” means Wachovia Capital Markets, LLC and SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., in their capacity as Joint Bookrunners and Lead Arrangers hereunder.

“Law” means all laws, statutes, treaties, ordinances, codes, acts, rules, regulations, Government Approvals and orders of all Governmental Authorities, whether now or hereafter in effect.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower or converted into a Revolving Loan pursuant to Section 2.06(e) at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Collateral Account” shall have the meaning set forth in Section 2.06.

“Leverage Ratio” means, at any date, the ratio of (i) Consolidated Indebtedness at such date to (ii) Consolidated EBITDA for the four consecutive fiscal quarters most recently ended on or prior to such date for which financial information is available.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters Reference LIBOR01 page (or any successor thereto or substitute therefor provided by Reuters, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“LIBOR Market Index Rate” means, for any day, the rate for one month U.S. dollar deposits as reported on the Reuters Reference LIBOR01 page (or any successor thereto or substitute therefor provided by Reuters, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source or interbank quotation).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LMIR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBOR Market Index Rate.

“Loan Documents” means this Agreement, any promissory notes executed in connection herewith, the Letters of Credit (and any applications therefor and reimbursement agreements relating thereto), the Wachovia Fee Letter and any other agreements and documents executed and delivered in connection with this Agreement.

“Loans” means the loans (including Revolving Loans, Swingline Loans and the Term Loans, if any) made by the Lenders to the Borrower pursuant to this Agreement.

“Material Acquisition” shall mean one or more acquisitions by the Borrower and/or its Restricted Subsidiaries of assets or entities or operating lines or divisions in any rolling 12-month period for an aggregate purchase price of not less than $30,000,000.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of any material provision of this Agreement or any material rights or remedies of the Administrative Agent and the Lenders hereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) and obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Project” shall mean any capital expansion project by the Borrower or its Restricted Subsidiaries in connection with which multi-year customer contracts have been entered into prior to the commencement of construction and which has a budgeted aggregate capital cost to Borrower or its Restricted Subsidiaries in excess of $20,000,000.

“Material Project EBITDA Adjustments” shall mean, with respect to each Material Project, (A) prior to completion of the Material Project, a percentage (based on the then-current completion percentage of the Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of the Borrower or its Restricted Subsidiaries attributable to such Material Project (such amount to be determined based on multi-year customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts and projected revenues from such contracts, capital costs and expenses, scheduled completion, and other factors deemed appropriate by Administrative Agent) shall be added to actual Consolidated EBITDA for the Borrower and its Restricted Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until completion of the Material Project (net of any actual Consolidated

EBITDA of the Borrower or its Restricted Subsidiaries attributable to such Material Project following its completion), provided that if construction of the Material Project is not completed by the scheduled completion date, then the foregoing amount shall be reduced by the following percentage amounts depending on the period of delay for completion (based on the period of actual delay or then-estimated delay, whichever is longer): (i) longer than 90 days, but not more than 180 days, 25%, (ii) longer than 180 days but not more than 270 days, 50%, and (iii) longer than 270 days, 100%; and (B) beginning with the first full fiscal quarter following completion of the Material Project and for the two immediately succeeding fiscal quarters, an amount equal to the projected Consolidated EBITDA of the Borrower or its Restricted Subsidiaries attributable to the Material Project for the balance of the four full fiscal quarter period following completion shall be added to the actual Consolidated EBITDA of the Borrower or its Restricted Subsidiaries attributable to the Material Project for such fiscal quarter or quarters, for determining Consolidated EBITDA for the fiscal quarter then ending and the immediately preceding three fiscal quarters. Notwithstanding the foregoing, (i) no such additions shall be allowed with respect to any Material Project unless not later than 45 days prior to the delivery of any certificate required by the terms and provisions of Section 5.01(c) to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 6.16, the Borrower shall have delivered to the Administrative Agent, and the Administrative Agent shall have approved (such approval not to be unreasonably withheld), written pro forma projections of Consolidated EBITDA of the Borrower or its Restricted Subsidiaries attributable to such Material Project and such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, and (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 25% of the total actual Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments in respect of any acquisitions as provided in the definition of Consolidated EBITDA).

“Maturity Date” means the earlier of (x) the later of (i) September 20, 2012 and (ii) the then current Extended Maturity Date, if applicable, and (y) the date which is the effective date of any other termination, cancellation or acceleration of all Commitments hereunder.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning assigned to such term in Section 2.20.

“New Lender Agreement” has the meaning assigned to such term in Section 2.20.

“Nominee” has the meaning set forth in Section 2.22.

“Non-Consenting Lender” has the meaning set forth in Section 2.22.

“Notice of Extension” has the meaning set forth in Section 2.22.

“Obligations” means all obligations (monetary or otherwise) of the Borrower and each of its Subsidiaries arising under or in connection with this Agreement and each other Loan Document.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Outstanding Units” has the meaning set forth in the Partnership Agreement

“Participant” has the meaning set forth in Section 9.04.

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Borrower dated as of April 13, 2005, as amended by those amendments dated February 9, 2006, and February 15, 2006.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall have the meaning set forth in Section 3(2)(A) of ERISA (other than a Multiemployer Plan), established or maintained by the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate or as to which the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate contributes or is a member or otherwise may have any liability.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of ARTICLE VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(h) licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

(i) the lien reserved in leases for rent and for compliance with the terms of the lease in the case of leasehold estates;

(j) any Lien in favor of any Governmental Authority to secure partial, progress, advance or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control or similar revenue bonds; and

(k) any easements, exceptions or reservations in any property or assets granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment which are incidental to, and do not materially interfere with, the ordinary conduct of the Borrower’s and/or its Subsidiaries’ business.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness except as otherwise permitted above.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper, asset backed securities, auction rate securities or similar instruments maturing or resetting within 270 days from the date of acquisition thereof and having, at such date, a credit rating of at least A-2 or AA from S&P or P-2 or Aa2 from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and

(g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition, except that with respect to the maturities of the assets included in such funds the requirements of clauses (a) through (f) shall not be applied to the individual assets included in such funds but to the weighted-average maturity of all assets included in such funds.

“Permitted Joint Venture”: any Person (other than a Subsidiary) in which the Borrower, directly or through Subsidiaries, holds equity interests representing less than 100%, of the total outstanding equity interests of such Person.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wachovia Bank, N.A. as its prime rate in effect at its principal office in Charlotte, North Carolina; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Re-Allocation Date” has the meaning assigned to such term in Section 2.20.

“Register” has the meaning set forth in Section 9.04.

“Regulation D” means Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing, in the aggregate, more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that notwithstanding anything contained in this Agreement to the contrary, at any time during the Term Out Period the term “Required Lenders” shall mean Lenders in the aggregate holding at least 50% of the aggregate unpaid principal amount of the outstanding Term Loans.

“Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. §9601(25), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate, or in any other way address any Hazardous Material in the environment; (ii) prevent the release of any Hazardous Material; or (iii) perform studies and investigations in connection with clause (i) or (ii) above.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Restricted Subsidiary” means each of (a) (i) Magellan Operating GP, LLC., a Delaware limited liability company, (ii) Magellan OLP, L.P., a Delaware limited partnership, (iii) Magellan Pipeline Company, L.P., a Delaware limited partnership, (iv) Magellan Pipeline Terminals, L.P., a Delaware limited partnership, (v) Magellan Pipeline GP, LLC, a Delaware limited liability company, (vi) Magellan NGL, LLC, a Delaware limited liability company, (vii) Magellan Ammonia Pipeline, L.P., a Delaware limited partnership, (viii) Magellan Terminals Holdings, L.P., a Delaware limited partnership, (ix) Magellan Pipelines Holdings, L.P., a Delaware limited partnership, and (x) Magellan Asset Services, L.P., a Delaware limited partnership, and (b) any other Subsidiary of the Borrower designated by the Borrower as a Restricted Subsidiary pursuant to Section 9.16.

“Revolving Credit Exposure” means, with respect to any Lender, at any time prior to any conversion of Revolving Loans to Term Loans pursuant to Section 2.21, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“S&P” means Standard & Poor’s.

“SEC” means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“SEC Documents” means the Borrower’s filings with the SEC publicly available.

“Services Agreement” means the Services Agreement dated as of January 1, 2006, among the General Partner, the Borrower, and Magellan Midstream Holdings GP, LLC, as in effect as of the date hereof without giving any effect to any subsequent amendment, supplement or other modification thereto or termination thereof not approved of by the Required Lenders if such amendment, supplement or other modification thereto or termination thereof would reasonably be expected to adversely affect the Lenders.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable non-personal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Wachovia Bank, N.A., in its capacity as the lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan” means a Revolving Loan that is converted to a Term Loan pursuant to Section 2.21.

“Term Out Period” means the period commencing on the Maturity Date and ending on the first anniversary thereof.

“Three Month Secondary CD Rate” means, for any day, the secondary market rate for three month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or the LIBOR Market Index Rate.

“Units” has the meaning set forth in the Partnership Agreement

“Unrestricted Subsidiary” means any Subsidiary other than a Restricted Subsidiary.

“Wachovia Fee Letter” means the letter agreement dated September 20, 2007, between the Borrower, the Administrative Agent and Wachovia Capital Markets, LLC pertaining to certain fees payable to the Administrative Agent.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or a “Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan” or a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in a manner satisfactory to the Borrower and the Required Lenders.

ARTICLE II

The Credits

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (i) to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments and (ii) at the election of the Borrower, to convert the principal amount of any Revolving Loans remaining outstanding on the Maturity Date to Term Loans pursuant to Section 2.21. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and re-borrow Revolving Loans.

Section 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan or LMIR Loan as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, (i) the Borrower shall not be entitled to request, or to elect to convert (except for a conversion to a Term Loan pursuant to Section 2.21) or continue, any Revolving Loan if the Interest Period requested with respect thereto would end after the Maturity Date and (ii) the Borrower shall not be entitled to request, to elect to convert or continue, any Term Loan if the Interest Period requested with respect thereto would end after the Final Maturity Date.

Section 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period;” and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Existing Credit Agreement. In connection with the amendment and restatement of the Existing Credit Agreement pursuant hereto, Borrower, Administrative Agent and Lenders shall as of the Effective Date make adjustments to the outstanding principal amount of the “Loans” under the Existing Credit Agreement (as such term is defined therein) (but not any interest accrued thereon prior to the Effective Date or any accrued commitment fees under the Existing Credit Agreement prior to the Effective Date), including the borrowing of additional Loans hereunder and the repayment of “Loans” under the Existing Credit Agreement (as such term is defined therein) plus all applicable accrued interest, fees and expenses as shall be necessary to provide for Loans by each Lender in proportion to, and in any event not in excess of, the amount of its relevant Commitments as of the Effective Date, but in no event shall such adjustment of any Eurodollar Loans entitle any Lender to any reimbursement under Section 2.16 hereof or Section 2.16 of the Existing Credit Agreement; provided that the foregoing is not intended to relieve Borrower for paying any such costs to lenders under the Existing Credit

Agreement to the extent such lenders are not Lenders under this Agreement, and each Lender shall be deemed to have made an assignment of its outstanding Loans and commitments under the Existing Credit Agreement, and assumed outstanding Loans and commitments under the Existing Credit Agreement, and assumed outstanding Loans and commitments of other Lenders under the Existing Credit Agreement as may be necessary to effect the foregoing. In addition, as of the Effective Date (i) each Letter of Credit outstanding under the Existing Credit Agreement shall be deemed to have been issued under this Agreement without further consideration or any fees under the Existing Credit Agreement; (ii) the Existing Credit Agreement and the Commitments thereunder shall terminate and be superseded by this Agreement, and (iii) the Obligations of the Borrower hereunder are in renewal and extension of the obligations and indebtedness of the Borrower under the Existing Credit Agreement.

Section 2.05. Swingline Loans. (a) General. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $55,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) of the Swingline Loan, the amount of the requested Swingline Loan and whether such Borrowing is to be an ABR Borrowing or a LMIR Borrowing. If no election as to the Type of Swingline Borrowing is specified, then the requested Swingline Borrowing shall be an ABR Borrowing. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit or wire transfer of funds, as applicable, to an account of the Borrower designated by the Borrower in writing to the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to 5:00 p.m., New York City time, on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date, unless cash collateral, as set forth in Section 2.06(k) below, shall have been granted to the Issuing Bank as security therefor no later than the date referred to in clause (ii) above, in which event such cash collateralized Letter of Credit shall not have an expiration date later than one year after the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt of a notice from Borrower requesting the issuance of a Letter of Credit in accordance with Section 2.06(b), the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s participation in such Letter of Credit.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.05 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of ARTICLE VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Funds held in such account shall be invested in money market funds of the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in such account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default as described above, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) In the event any Letters of Credit shall be outstanding according to their terms after the Maturity Date, including, without limitation, during the Term Out Period, if any, the Borrower shall pay to the Administrative Agent, no later than the date that is five Business Days prior to the Maturity Date, an amount equal to the undrawn amount of such Letters of Credit to be held in a special interest bearing cash collateral account pledged to the Administrative Agent for the benefit of the Lenders with LC Exposure on such date (the “Letter of Credit Collateral Account”). The Borrower and the Administrative Agent shall establish the Letter of Credit Collateral Account and the Borrower shall execute all documents and agreements that the Administrative Agent reasonably requests in connection therewith to establish the Letter of Credit Collateral Account and grant the Administrative Agent a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest, for the benefit of the Lenders with LC Exposure described above in the Letter of Credit Collateral Account, whenever established, in all funds held in the Letter of Credit Collateral Account from time to time, and in all proceeds thereof as security for the payment of the Borrower’s obligations to reimburse the Issuing Bank for amounts drawn on Letters of Credit expiring after the Maturity Date. Funds held in the Letter of Credit Collateral Account shall be held as cash collateral for obligations described in this Section 2.06 and promptly applied by the Administrative Agent at the request of the Issuing Bank to any reimbursement or other obligations under Letters of Credit that exist or occur in the future during such time as the Borrower has any outstanding obligations to the Issuing Bank. To the extent that any surplus funds are held in the Letters of Credit Collateral Account above the undrawn amount of any outstanding Letters of Credit, during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Letter of Credit Collateral Account as cash collateral or (B) apply such surplus funds to satisfy the secured obligations of the Borrower. If no Event of Default has occurred and is continuing, the Administrative Agent shall release to the Borrower at the Borrower’s written request any funds held in the Letter of Credit Collateral Account above the amount required by this Section. Funds held in the Letter of Credit Collateral Account shall be invested in money market funds of the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

Section 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting or transferring by wire the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans or any Swingline Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available at such time in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request (or with respect to the Term Loans, as specified in Borrower’s notice exercising its option to convert the Revolving Loans to Term Loans as set forth in Section 2.21) and, in the case of a Eurodollar Borrowing, shall have an initial Interest

Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date (unless converted to Term Loans pursuant to Section 2.21 in which event subclause (ii) of this Section 2.10(a) shall apply), (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan on the Final Maturity Date, and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date or 14 days following the date such Swingline Loan is made.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender less the sum of such Lender’s Revolving Credit Exposure, during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to un-reimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum, on the average daily amount of the LC Exposure (excluding any portion thereof attributable to un-reimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day)

(c) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a utilization fee, which shall accrue at the Applicable Rate on the daily amount of (i) such Lender’s Revolving Credit Exposure during the period from and including the date the aggregate amount of the Lenders’ Revolving Credit Exposure is equal to or greater than 50% of the aggregate amount of such Lenders’ Commitments to but excluding the date on which such aggregate amount of the Lenders’ Revolving Credit Exposure is less than 50% of the aggregate amount of such Lenders’ Commitments and (ii) such Lender’s Term Loan during the Term Out Period. Accrued utilization fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Final Maturity Date, commencing on the first such date to occur after the date hereof; provided that any utilization fees accruing after the Final Maturity Date shall be payable on demand. All utilization fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) Additionally, the Borrower agrees to pay to the Administrative Agent, for its own account and for the accounts of the Lenders hereunder, fees payable in the amount and at the times separately agreed upon pursuant to the Wachovia Fee Letter.

(e) Intentionally Deleted.

(f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the other parties to which such fees are to be paid (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees, utilization fees, term out premiums and participation fees, to the Lenders or to the Joint Bookrunners and Lead Arrangers, as applicable. Fees paid shall not be refundable under any circumstances.

Section 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Loans comprising each LMIR Borrowing shall bear interest at the LIBOR Market Index Rate plus the Applicable Rate.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) The Borrower hereby unconditionally promises to pay accrued interest on each Loan in arrears on each Interest Payment Date for such Loan and upon the Final Maturity Date; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, the LIBOR Market Index Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Section 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing

Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except as a result that such sums were imposed as a result of the willful misconduct or gross negligence of the Administrative Agent, such Lender or the Issuing Bank, as applicable, as finally determined by a court of competent jurisdiction), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. Neither the Administrative Agent, any Lender nor the Issuing Bank shall be entitled to receive any payment with respect to the Indemnified Taxes or Other Taxes that are incurred or accrued more than 180 days prior to the date the Administrative Agent, such Lender or the Issuing Bank, as applicable, gives notice thereof and demand therefor to the Borrower.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 201 South College St., Charlotte, North Carolina 28288-0680, Attention: Agency Services, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, un-reimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and un-reimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and un-reimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05, Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any un-reimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20. Increase of Commitments. (a) If no Default, Event of Default or Material Adverse Change shall have occurred and be continuing at the time of delivery of the Commitment Increase Notice, the Borrower may at any time and from time to time request an increase of the aggregate Commitments by notice to the Administrative Agent in writing of the amount of such proposed increase (such notice, a “Commitment Increase Notice”); provided, however, that (i) each such increase shall be at least $10,000,000, (ii) the cumulative increase in Commitments after the date hereof pursuant to this Section 2.20 shall not exceed $150,000,000 without the approval of the Required Lenders, (iii) the Commitment of any Lender may not be increased without such Lender’s consent, and (iv) the aggregate amount of the Lenders’ Revolving Loan Commitments shall not exceed $700,000,000 without the approval of the Required Lenders. The Administrative Agent shall, within five (5) Business Days after receipt of the Commitment Increase Notice, notify each Lender of such request. Each Lender desiring to increase its Commitment shall so notify the Administrative Agent in writing no later than fifteen (15) days after receipt by the Lender of such request. Any Lender that accepts an offer to it by the Borrower to increase its Commitment pursuant to this Section 2.20 shall, in each case, execute a Commitment Increase Agreement, in substantially the form attached hereto as Exhibit C, with the Borrower and the Administrative Agent, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Loan Commitment as so increased, and the definition of Commitment in Section 1.01 and Schedule 2.01 hereof shall be deemed to be amended to reflect such increase. Any Lender that does not notify the Administrative Agent within such period that it will increase its Revolving Loan Commitment shall be deemed to have rejected such offer to increase its Revolving Loan Commitment. No Lender shall have any obligation whatsoever to agree to increase its Revolving Loan Commitment. Any agreement to increase a Lender’s pro rata share of the increased Revolving Loan Commitment shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other increasing Lenders.

(b) If any portion of the increased Commitments is not subscribed for by such Lenders, the Borrower may, in its sole discretion, but with the consent of the Administrative Agent as to any Person that is not at such time a Lender (which consent shall not be unreasonably withheld or delayed), offer to any existing Lender or to one or more additional banks or financial institutions the opportunity to participate in all or a portion of such unsubscribed portion of the increased Commitments pursuant to paragraph (c) below by notifying the Administrative Agent. Promptly and in any event within five (5) Business Days after receipt of notice from the Borrower of its desire to offer such unsubscribed commitments to certain existing Lenders, to the additional banks or to financial institutions identified therein or such additional banks or financial institutions identified by the Administrative Agent and approved by the Borrower, the Administrative Agent shall notify such proposed lenders of the opportunity to participate in all or a portion of such unsubscribed portion of the increased Commitments.

(c) Any additional bank or financial institution that the Borrower selects to offer participation in the increased Revolving Loan Commitments shall execute and deliver to the Administrative Agent a New Lender Agreement (a “New Lender Agreement”), in substantially the form attached hereto as Exhibit D, setting forth its Revolving Loan Commitment, and upon the effectiveness of such New Lender Agreement such bank or financial institution (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and the signature pages hereof shall be deemed to be amended to add the name of such New Lender and the definition of Revolving Loan Commitment in Section 1.01 and Schedule 2.01 hereof shall be deemed amended to increase the aggregate Commitments of the Lenders by the Commitment of such New Lender, provided that the Revolving Loan Commitment of any New Lender shall be an amount not less than $10,000,000. Each New Lender Agreement shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other New Lenders.

Any Lender that accepts an offer to it by the Borrower to increase its Commitment pursuant to this Section 2.20 shall, in each case, execute a Commitment Increase Agreement with the Borrower and the Administrative Agent, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and the definition of Commitment in Section 1.01 and Schedule 2.01 hereof shall be deemed to be amended to reflect such increase.

(d) The effectiveness of any New Lender Agreement or Commitment Increase Agreement shall be contingent upon receipt by the Administrative Agent of such corporate resolutions of the Borrower and legal opinions of counsel to the Borrower as the Administrative Agent shall reasonably request with respect thereto, in each case in form and substance reasonably satisfactory to the Administrative Agent. Once a New Lender Agreement or Commitment Increase Agreement becomes effective, the Administrative Agent shall reflect the increases in the Commitments effected by such agreements by appropriate entries in the Register.

(e) If any bank or financial institution becomes a New Lender pursuant to Section 2.20(c) or any Lender’s Commitment is increased pursuant to Section 2.20, additional Revolving Loans made on or after the effectiveness thereof (the “Re-Allocation Date”) shall be made pro rata based on their respective Commitments in effect on or after such Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Lender making an aggregate principal amount of Revolving Loans in excess of its Commitment, in which case such excess amount will be allocated to, and made by, such New Lender and/or Lenders with such increased Commitments to the extent of, and pro rata based on, their respective Commitments), and continuations of Loans outstanding on such Re-Allocation Date shall be effected by repayment of such Loans on the last day of the Interest Period applicable thereto or, in the case of ABR Loan, on the date of such increase, and the making of new Loans of the same Type pro rata based on the respective Revolving Loan Commitments in effect on and after such Re-Allocation Date.

(f) If on any Re-Allocation Date there is an unpaid principal amount of Eurodollar Loans, such Eurodollar Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Loans will be paid thereon to the respective Lenders holding such Eurodollar Loans pro rata based on the respective principal amounts thereof outstanding.

Section 2.21. Conversion to Term Loans. At the option of the Borrower and subject to the satisfaction of the conditions precedent set forth in this Section 2.21 and the conditions precedent for a Borrowing set forth in Section 4.02, all of which conditions must be satisfied at the time of Borrower’s request, upon written notice delivered to the Administrative Agent no earlier than 60 days and no later than five Business Days prior to the Maturity Date, the aggregate principal amount of all, but not less than all, of the Revolving Loans remaining outstanding at 5:00 p.m., New York City time, on the Maturity Date shall automatically convert to Term Loans with a maturity of one year and shall be considered a “Borrowing” for all purposes under this Agreement. Any portion of each Lender’s Commitment not utilized on or before the date of expiration of the Availability Period shall be permanently cancelled. Any Term Loans that are prepaid may not be reborrowed and Borrower shall be required to pay all unpaid principal and all accrued and unpaid interest on the Term Loans on or prior to the Final Maturity Date. Term Loans shall be ABR Loans or Eurodollar Loans, at Borrower’s election, and Borrower shall have the right to continue or convert the Type of Term Loan Borrowing and, as applicable, elect different Interest Periods applicable thereto in the same manner as the Revolving Borrowings.

Section 2.22. Extensions of Termination Date; Removal of Lenders. (a) Subject to the remaining terms and provisions of this Section 2.22 and provided that all conditions precedent for a Loan or the issuance of a Letter of Credit set forth in Section 4.01 have been satisfied as of the date Borrower delivers a Notice of Extension, then the Borrower shall have an unlimited number of successive options to extend the Maturity Date for a period of 364 days each (each an

“Extension Option”), provided, that in no event shall Borrower have such option(s) to extend the Maturity Date during the Term Out Period and any unexercised options to extend the Maturity Date as of the commencement of the Term Out Period shall be deemed waived. In connection with the exercise of an Extension Option, the Borrower may, by written notice to the Administrative Agent (a “Notice of Extension”) given not earlier than 60 days prior to the first anniversary of the Effective Date nor later than 45 days prior to the then effective Maturity Date, advise the Lenders that it requests an extension of the then effective Maturity Date (such then effective Maturity Date being the “Existing Maturity Date”) by 364 calendar days, effective on the Existing Maturity Date. The Administrative Agent will promptly, and in any event within five Business Days of the receipt of any such Notice of Extension, notify the Lenders of the contents of each such Notice of Extension.

(b) Each Notice of Extension shall (i) be irrevocable and (ii) constitute a representation by the Borrower that (A) no Event of Default, Default or any Material Adverse Change has occurred and is continuing, and (B) the representations and warranties contained in ARTICLE III are correct on and as of the date Borrower provides any Notice of Extension, as though made on and as of such date (unless any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be correct as of such earlier date).

(c) In the event a Notice of Extension is given to the Administrative Agent as provided in Section 2.22(a) and the Administrative Agent notifies a Lender of the contents thereof, such Lender shall, on or before the day that is 10 days following the date of Administrative Agent’s receipt of said Notice of Extension, advise the Administrative Agent in writing whether or not such Lender consents to the extension requested thereby and if any Lender fails so to advise the Administrative Agent, such Lender shall be deemed to have not consented to such extension. If the Required Lenders so consent (the “Consenting Lenders”) to such extension, which consent may be withheld in their sole and absolute discretion, and any and all Lenders who have not consented (the “Non-Consenting Lenders”) are replaced pursuant to paragraph (d) or (e) of this Section 2.22 or repaid pursuant to paragraph (f) of this Section 2.22, then the Maturity Date, and the Commitments of the Consenting Lenders and the Nominees (as defined below) shall be automatically extended 364 calendar days from the Existing Maturity Date, effective on the Existing Maturity Date. The Administrative Agent shall promptly notify the Borrower and all of the Lenders of each written notice of consent given pursuant to this Section 2.22(c).

(d) In the event the Consenting Lenders hold less than 100% of the sum of the aggregate Revolving Credit Exposures and unused Commitments, the Consenting Lenders, or any of them, shall have the right (but not the obligation) to assume all or any portion of the Non-Consenting Lenders’ Commitments by giving written notice to the Borrower and the Administrative Agent of their election to do so on or before the day that is 20 days following the date of Administrative Agent’s receipt of the Notice of Extension, which notice shall be irrevocable and shall constitute an undertaking to (i) assume, as of 5:00 p.m., New York City time, on the Existing Maturity Date, all or such portion of the Commitments of the Non-Consenting Lenders, as the case may be, as may be specified in such written notice, and (ii) purchase (without recourse) from the Non-Consenting Lenders, at 5:00 p.m., New York City time, on the Existing Maturity Date, the Revolving Credit Exposures outstanding on the Existing

Maturity Date that correspond to the portion of the Commitments to be so purchased at a price equal to the aggregate outstanding principal amount of the Obligations payable by the Borrower to such Non-Consenting Lender plus any accrued but unpaid interest on such Obligations and accrued but unpaid fees or other amounts owing by the Borrower in respect of such Non-Consenting Lender’s Loans and Commitments hereunder. Such Commitments and Revolving Credit Exposures, or portion thereof, to be assumed and purchased by Consenting Lenders shall be allocated by the Administrative Agent among those Consenting Lenders who have so elected to assume the same, such allocation to be on a pro rata basis in accordance with the respective Commitments of such Consenting Lenders as of the Existing Maturity Date (provided, however, in no event shall a Consenting Lender be required to assume and purchase an amount or portion of the Commitments and Revolving Credit Exposures of the Non-Consenting Lenders in excess of the amount which such Consenting Lender agreed to assume and purchase pursuant to the immediately preceding sentence) or on such other basis as such Consenting Lender shall agree. The Administrative Agent shall promptly notify the Borrower and the other Consenting Lenders in the event it receives any notice from a Consenting Lender pursuant to this Section 2.22(d).

(e) In the event that the Consenting Lenders shall not elect as provided in Section 2.22(d) to assume and purchase all of the Non-Consenting Lenders’ Commitments and Credit Exposures, the Borrower may designate, by written notice to the Administrative Agent and the Consenting Lenders given on or before the day that is 30 days following the date of Administrative Agent’s receipt of the Notice of Extension, one or more assignees not a party to this Agreement (individually, a “Nominee” and collectively, the “Nominees”) to assume all or any portion of the Non-Consenting Lenders’ Commitments not to be assumed by the Consenting Lenders and to purchase (without recourse) from the Non-Consenting Lenders all Revolving Credit Exposures outstanding at 5:00 p.m., New York City time, on the Existing Maturity Date that corresponds to the portion of the Commitments so to be assumed at the price specified in Section 2.22(d). Each assumption and purchase under this Section 2.22(e) shall be effective as of 5:00 p.m., New York City time, on the Existing Maturity Date when each of the following conditions has been satisfied in a manner satisfactory to the Administrative Agent:

(i) each Nominee and the Non-Consenting Lenders have executed an Assignment and Assumption pursuant to which such Nominee shall (A) assume in writing its share of the obligations of the Non-Consenting Lenders hereunder, including its share of the Commitments of the Non-Consenting Lenders and (B) agree to be bound as a Lender by the terms of this Agreement;

(ii) each Nominee shall have completed and delivered to the Administrative Agent an Administrative Questionnaire; and

(iii) the assignment shall otherwise comply with Section 9.04.

(f) If all of the Commitments of the Non-Consenting Lenders are not replaced on or before the Existing Maturity Date applicable to such Non-Consenting Lenders, then, at the Borrower’s option, either (i) all Commitments shall terminate on the Existing Maturity Date and the Borrower shall fully repay on the Existing Maturity Date the Loans (including, without limitation, all accrued and unpaid interest); or (ii) the Borrower shall give prompt notice of termination on the Existing Maturity Date applicable to such Non-Consenting Lenders of the

Commitments of each Non-Consenting Lender not so replaced to the Administrative Agent, and shall fully repay on the Existing Maturity Date applicable to such Non-Consenting Lenders the Loans (including, without limitation, all accrued and unpaid interest), if any, of such Non-Consenting Lenders, which shall reduce the aggregate Commitments accordingly (to the extent not assumed), and the Existing Maturity Date shall be extended in accordance with this Section 2.22 for the remaining Commitments of the Consenting Lenders; provided, however, that the Required Lenders have consented to such extension pursuant to Section 2.22(c). Following the Existing Maturity Date applicable to such Non-Consenting Lenders, the Non-Consenting Lenders shall have no further obligations under this Agreement, including, without limitation, that such Non-Consenting Lenders shall have no obligation to purchase participations in Letters of Credit.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s limited partnership powers and have been duly authorized by all necessary limited partnership action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. No Undisclosed Liabilities. The Borrower and its Subsidiaries have no material liabilities or obligations of any nature except for (i) liabilities or obligations reflected or reserved against in the financial statements delivered by Borrower pursuant to Section 3.05 or in the financial statements most recently delivered by the Borrower pursuant to Section 5.01, (ii) current liabilities incurred in the ordinary course of business since the date of such financial statements, (iii) liabilities or obligations that are not required to be included in financial statements prepared in accordance with GAAP, and (iv) those set forth in Schedule 3.03 attached to this Agreement or previously disclosed in the Borrower’s filings with the SEC.

Section 3.04. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such (i) as have been (or prior to the Effective Date will be) obtained or made and are in full force and effect, (ii) filings as may be required from time to time by the SEC in connection with the Transactions, and (iii) those required in the ordinary course of business of the Borrower and its Subsidiaries in order to comply with the requirements of applicable Law, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or material instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except any Liens as may be created under the Loan Documents.

Section 3.05. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income and cash flows (i) as of and for the fiscal year ended December 31, 2006, as reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2007, certified by the chief financial officer of the General Partner. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Between December 31, 2006 and the date of this Agreement, no Material Adverse Change has occurred.

Section 3.06. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for such defects in title that would not reasonably be expected to have a Material Adverse Change.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Borrower and its Subsidiaries, taken as a whole, and, to the knowledge of the Borrower, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

Section 3.07. Litigation and Environmental Matters. (a) As of the date of this Agreement, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any reasonable basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Change.

Section 3.08. Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

Section 3.09. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.10. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Change.

Section 3.11. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Change. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that would reasonably be expected to have a Material Adverse Change, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that would reasonably be expected to have a Material Adverse Change.

Section 3.12. Disclosure. The Borrower has disclosed to the Lenders all agreements and instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time when prepared, it being recognized by the Lenders that such projections and other information regarding future events are not to be viewed as fact and that actual results or developments during the period or periods covered may differ from the delivered projections and other prospective information.

Section 3.13. Intentionally Deleted.

Section 3.14. Subsidiaries. As of the date hereof, Borrower has no Subsidiaries other than those listed on Schedule 3.14 attached hereto and Schedule 3.14 lists, for each Subsidiary of the Borrower as of the date hereof, its full legal name, its jurisdiction of organization, the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such shares or Equity Interests.

Section 3.15. Margin Stock. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulation T, U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulation T, U or X.

Section 3.16. Licenses and Permits. Each of the Borrower and its Subsidiaries possess all licenses, permits, authorizations, registrations, approvals and similar rights necessary under Law for such Person to conduct its operations as now being conducted, each of such licenses, permits, authorizations, registrations, approvals and similar rights is valid and subsisting, in full force and effect and enforceable by such Person, and such Person is in compliance with all terms, conditions or other provisions of such permits, authorizations, registrations, approvals and similar rights except where such failure to possess, such invalidity or such noncompliance would not reasonably be expected to have a Material Adverse Change.

Section 3.17. Intentionally Deleted.

Section 3.18. No Default. No event has occurred and is continuing which constitutes a Default, except as has been waived in accordance with this Agreement.

ARTICLE IV

Conditions

Section 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other documents required by Lender in connection with this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other documents required by Lender in connection with this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Vinson & Elkins, L.L.P., counsel for the Borrower, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of the general counsel of the General Partner, substantially in the form of Exhibit E, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the General Partner, the authorization of the Transactions and any other legal matters relating to the Borrower and the General Partner, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the General Partner, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f) The Administrative Agent and the Joint Bookrunners and Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least one Business Day prior to the Effective Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g) The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the two (2) most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, and (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) immediately above as to which such financial statements are available.

(h) The Administrative Agent shall have received satisfactory evidence that all amounts outstanding under the Existing Credit Agreement shall be repaid or refinanced as necessary to carry out the intent of this Agreement and all Commitments under the Existing Credit Agreement shall have been cancelled, increased, decreased or reallocated as necessary to carry out the intent of this Agreement.

(i) All governmental and third party approvals necessary in connection with the financing contemplated hereby shall have been obtained and be in full force and effect.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on September 21, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representation or warranty is stated to relate to an earlier date in which case such representation and warranty will be true and correct on and as of such earlier date; provided, that the aforementioned materiality qualifier shall not apply to any representations and warranties that contain a materiality qualifier within such representation and warranty.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, on EDGAR (or upon the request of any Lender, the Borrower shall provide a copy of such statement or report described below to any Lender that does not have access to EDGAR), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower on EDGAR (or upon the request of any Lender, the Borrower shall provide a copy of such statement or report described below to any Lender that does not have access to EDGAR), its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.16, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the last audited financial statements delivered pursuant to Section 5.01(a) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, on EDGAR (or upon the request of any Lender, the Borrower shall provide a copy of such statement or report described below to any Lender that does not have access to EDGAR) copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(f) promptly after Moody’s or S&P shall have announced a change in the rating established for the Index Debt, written notice of such rating change; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Section 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default of which the Borrower has knowledge;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Change;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount that could reasonably be expected to have a Material Adverse Change;

(d) unless otherwise available on EDGAR, material press releases pertaining to Borrower and press releases relating to financial matters pertaining to Borrower; and

(e) any other development (including, but not limited to, a development of an environmental nature) that results in, or could reasonably be expected to result in, a Material Adverse Change.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the General Partner setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Change; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would result in a Material Adverse Change before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Change.

Section 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition in accordance with industry practice, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties subject to applicable safety rules and procedures, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

Section 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to (i) refinance all amounts outstanding under the Existing Credit Agreement; (ii) pay the fees, expenses and other transaction costs of the transactions contemplated hereby; and (iii) fund working capital needs of, and for general corporate, partnership and limited liability company purposes of, the Borrower and its Subsidiaries (including payment of the purchase price and related expenses of acquisitions). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the working capital needs of, and general corporate, partnership and limited liability company purposes of, the Borrower and its Subsidiaries.

Section 5.09. Compliance with ERISA. In addition to and without limiting the generality of Section 5.07, the Borrower shall, and shall cause its Subsidiaries to, (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA), (b) not take any action or fail to take action the result of which could be (i) a liability to the PBGC or (ii) a past due liability to any Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or any tax under the Code, and (d) operate each employee benefit plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code except to the extent, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Change. The Borrower shall, and shall cause each of its Subsidiaries to, furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any employee benefit plan sponsored, maintained or contributed to by any of said Persons, as may be reasonably requested by the Administrative Agent.

Section 5.10. Intentionally Deleted.

Section 5.11. Compliance with Environmental Laws; Environmental Reports. In addition to and without limiting the generality of Section 5.07, the Borrower shall, and shall cause its Subsidiaries to, (i) comply in all material respects with all Environmental Laws applicable to its operations and real property except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change; (ii) obtain and renew all material Governmental Approvals required under Environmental Laws applicable to its operations and real property; and (iii) conduct any Response legally required by Borrower or any of its Subsidiaries in accordance with applicable Environmental Laws.

Section 5.12. Further Assurances. The Borrower will, and will cause each Subsidiary to, at its own cost and expense, to promptly (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments the Administrative Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01. Indebtedness. The Borrower will not permit any Restricted Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth in Schedule 6.01, and any extensions, refinancing, renewals or replacements of any such Indebtedness; provided that such Indebtedness is not increased in connection therewith except for increases in an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, refinancing, or replacement and in an amount equal to any existing commitments unutilized thereunder, and is not secured by any additional assets;

(b) purchase money Indebtedness (including Capital Lease Obligations) of the Restricted Subsidiaries representing the portion of the purchase price of any office equipment, data processing equipment (including, without limitation, computer and computer peripheral equipment), trucks, tractors, trailers and other transportation equipment which may be secured by Liens permitted under Section 6.02(d); provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $25,000,000 at any time outstanding;

(c) Indebtedness of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;

(d) Guarantees by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary;

(e) Indebtedness of Unrestricted Subsidiaries except to the extent such Indebtedness would also constitute Indebtedness of any Restricted Subsidiary (i.e., such Indebtedness is non recourse to each of the Restricted Subsidiaries and their respective properties and assets);

(f) Indebtedness consisting of surety bonds that any Restricted Subsidiary is required to obtain in order to comply with applicable Law or the requirements of any Governmental Authority in the ordinary course of business;

(g) unsecured Indebtedness of the Restricted Subsidiaries; provided that (i) the incurrence or maintenance of such Indebtedness does not cause a Default or an Event of Default under any other provisions of this Agreement; and (ii) the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed ten percent (10%) of Consolidated Indebtedness at any time; and

(h) Indebtedness consisting of Hybrid Securities.

Section 6.02. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any extensions, renewals and replacements thereof;

(d) Liens securing the Indebtedness permitted by clause (b) of Section 6.01 and placed on the property described therein contemporaneously with the purchase thereof or within 90 days thereafter, by the Borrower or any of its Restricted Subsidiaries to secure all or a portion of the purchase price thereof; provided that such Lien shall not extend to any other property or assets of the Borrower or its Restricted Subsidiaries;

(e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed 90% of the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(f) any interest or title of a lessor under any lease entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of its business and covering only the assets so leased, and any interest of a landowner in the case of easements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of its business and covering only the property subject to the easement;

(g) any Lien created or assumed by the Borrower or any Restricted Subsidiary in connection with the issuance of Indebtedness, the interest on which is excludable from gross income of the holder of such Debt pursuant to the Code, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by the Borrower or its Restricted Subsidiaries;

(h) Liens on any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or asset otherwise permitted under this Section;

(i) any Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Indebtedness is not increased except for increases in an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, refinancing, or replacement and in an amount equal to any existing commitments unutilized thereunder, and is not secured by any additional assets; and

(j) Liens not otherwise permitted by this Section 6.02 so long as the aggregate outstanding principal amount of the obligations secured thereby at any time does not exceed (as to the Borrower and all its Restricted Subsidiaries) ten percent (10%) of the Consolidated Net Tangible Assets of Borrower and all its Restricted Subsidiaries at such time.

Section 6.03. Fundamental Changes. Neither the Borrower nor any Restricted Subsidiary will merge or consolidate with or into any other Person, or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing then any Person may merge into or consolidate with Borrower or a Restricted Subsidiary in a transaction in which the Borrower or such Restricted Subsidiary, as applicable, is the surviving Person.

Section 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned

Restricted Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments by the Borrower or any Restricted Subsidiary in the capital stock of any Restricted Subsidiary;

(c) investments by the Borrower and its Restricted Subsidiaries in its Unrestricted Subsidiaries and/or Permitted Joint Ventures; provided that the aggregate amount of investments permitted by this clause (c) shall not exceed $200,000,000 at anytime outstanding; provided that the limitation on investments in this clause (c) is not intended to limit Borrower’s ability to invest in Unrestricted Subsidiaries as set forth in clause (d) of this Section 6.04;

(d) investments by the Borrower and its Restricted Subsidiaries in its Unrestricted Subsidiaries and/or Permitted Joint Ventures out of the net proceeds received by Borrower from the issuance of any Equity Interests of the Borrower;

(e) investments by Restricted Subsidiaries in Permitted Joint Ventures; provided, that such Permitted Joint Ventures shall be deemed to be Restricted Subsidiaries for all purposes hereunder, except that for the purposes of calculating Consolidated EBITDA, Consolidated Net Income, and Consolidated Indebtedness, the inclusion of the relevant financial data regarding such Permitted Joint Ventures shall be limited to the percentage Equity Interest in such Permitted Joint Ventures owned by such Restricted Subsidiaries;

(f) investments in Unrestricted Subsidiaries the proceeds of which shall be immediately used by such Unrestricted Subsidiary to repay outstanding Indebtedness of such Unrestricted Subsidiary; provided that the making of any such investment pursuant to this Section 6.04(f) shall be deemed to be an election by Borrower to convert such Unrestricted Subsidiary into a Restricted Subsidiary pursuant to Section 9.16 without any further action of Borrower;

(g) loans or advances made by the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary;

(h) Guarantees constituting Indebtedness not prohibited by Section 6.01;

(i) any purchases or other acquisitions of all or substantially all of the Equity Interests in any Person that, immediately upon consummation thereof, will be a Restricted Subsidiary (including, without limitation, as a result of a merger or consolidation otherwise permitted under this Agreement) and any purchases or other acquisition of any property or assets of any Person;

(j) investments consisting of non-cash consideration with respect to any sale of assets by the Borrower or any Restricted Subsidiary;

(k) investments consisting of extensions of credit, including without limitation, in the nature of accounts receivable arising from the grant of trade credit or prepayments or similar transactions entered into in the ordinary course of business and investments by the Borrower or any Restricted Subsidiary in satisfaction or partial satisfaction thereof from financially troubled account debtors to prevent or limit financial loss; and

(l) to the extent not prohibited by Law, loans and advances to the officers, directors and employees of the General Partner, the Borrower and its Subsidiaries made from time to time in the ordinary course of business; provided that the aggregate amount of loans permitted by this clause (l) shall not exceed $2,000,000 at anytime outstanding.

Section 6.05. Intentionally Deleted.

Section 6.06. Restricted Payments. The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments, except that so long as no Default or Event of Default shall have occurred and be continuing at the time of such declaration or payment and provided that no Default or Event of Default would result from the making of such Restricted Payment:

(i) the Borrower may make Restricted Payments from Available Cash; and

(ii) the Borrower may make Restricted Payments in connection with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries.

Section 6.07. Transactions with Affiliates. Except as otherwise permitted hereunder, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, including, without limitation, any transaction entered into pursuant to the Services Agreement or the Partnership Agreement, (b) transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06; and (d) any loan permitted by Section 6.04(l).

Section 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary to (a) make Restricted Payments, including, without limitation, to pay dividends or other distributions in respect of any Equity Interests of such Restricted Subsidiary, (b) make or repay loans or advances to the Borrower or any other Restricted Subsidiary, or (c) Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder and (iv) the foregoing shall not apply to any requirement in any agreement to which the Borrower or any Restricted Subsidiary is a party or by which the Borrower or a Restricted Subsidiary is bound requiring the Borrower or any Restricted Subsidiary to provide a guaranty of the obligations arising under such agreement and related instruments if it provides a guaranty of obligations of the Borrower or any Restricted Subsidiary arising under another agreement.

Section 6.09. Constitutive Documents. The Borrower will not, and will not permit any Subsidiary to, amend it charter or by-laws or other constitutive documents in any manner that would adversely and materially affect the rights of the Lenders under this Agreement or their ability to enforce the same. Notwithstanding the above, the Borrower shall comply with the terms and provisions of Section 2.9 and Section 12.9 of the Partnership Agreement and shall not amend, supplement or otherwise modify (pursuant to a waiver or otherwise) any of such Sections.

Section 6.10. Limitations on New Businesses. The Borrower and its Restricted Subsidiaries, taken as a whole, will not, directly or indirectly, engage in a material and substantial manner in, or conduct material and substantial operations in, any business other than (i) marketing, gathering, transporting (by barge, pipeline, ship, truck or other modes of hydrocarbon transportation), terminalling, storing, producing, acquiring, developing, exploring for, exploiting, producing, processing, dehydrating and otherwise handling hydrocarbons, including, without limitation, construction pipeline, platform, dehydration, processing and other energy-related facilities, (ii) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Internal Revenue Code of 1986, as amended, (iii) the businesses and operations in which the Borrowers and its Restricted Subsidiaries are engaged as of the Effective Date, or (iv) activities or services reasonably related or ancillary to those described in clauses (i), (ii) and (iii), including entering into hedging obligations to support those businesses.

Section 6.11. Intentionally Deleted.

Section 6.12. Changes in Fiscal Year. The Borrower shall not change the end of its fiscal year to a date other than December 31.

Section 6.13. Intentionally Deleted.

Section 6.14. Intentionally Deleted.

Section 6.15. Intentionally Deleted.

Section 6.16. Maximum Leverage Ratio. The Borrower shall not permit its Leverage Ratio as of the last day of any fiscal quarter to exceed 4.75 to 1.00; provided that, following a Material Acquisition, the Borrower’s Leverage Ratio shall not exceed 5.25 to 1.00 as of the last day of (i) the fiscal quarter during which such Material Acquisition occurred (any fiscal quarter during which a Material Acquisition occurs being hereinafter referred to as an “Acquisition Quarter”), and (ii) the two fiscal quarters immediately following the Acquisition Quarter.

ARTICLE VII

Events of Default

If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made; provided, that the aforementioned materiality qualifier shall not apply to any representations or warranties that contain a materiality qualifier within such representation or warranty;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to the Borrower’s existence) or Section 5.08 or in ARTICLE VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more final non-appealable judgments for the payment of money in an aggregate amount in excess of $25,000,000 (net of (i) insurance coverage which is reasonably expected to be paid by the insurer thereunder as confirmed by such insurer and (ii) any indemnity payment actually received by Borrower or a Restricted Subsidiary in connection with liabilities intended to be covered under the Agreement for the Release of Certain Indemnification Obligations dated as of May 26, 2004, among Holdings, the General Partner, the Borrower, and The Williams Companies, Inc., Williams Energy Services, LLC, Williams Natural Gas Liquids, Inc., and Williams GP LLC,) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment and is not released, vacated or fully bonded within 30 days after its attachment or levy;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount that would reasonably be expected to have a Material Adverse Change; or

(m) a Change in Control shall occur,

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the

Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

Section 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at One Williams Center, Suite 2800, Tulsa, Oklahoma, 74172, Attention: Jeff Holman (Telecopy No. (918) 574-7003);

(ii) if to the Administrative Agent, to Wachovia Bank, N.A., c/o Wachovia Securities, 201 South College St., Charlotte, NC 28288-0680, Attention: Agency Services (Telecopy No. (704) 383-3612) with a copy to Wachovia Bank, N.A., c/o Wachovia Securities, 301 South College St., Charlotte, NC 28288-0760, Attention: Shawn Young (Telecopy No. (704) 383-6647);

(iii) if to the Swingline Lender, to Wachovia Bank, N.A., c/o Wachovia Securities, 201 South College St., Charlotte, NC 28288-0680, Attention: Agency Services (Telecopy No. (704) 383-3612); and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) except as provided in Section 2.21, postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender , as the case may be.

Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender,

in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Joint Book Runners and Lead Arrangers, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable un-reimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the un-reimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (b) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, and the assignee to each assignment shall deliver to the Administrative Agent a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 with respect to the period during which it was a Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (2) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, Section 2.06(d), Section 2.06(e), Section 2.07(b), Section 2.18(d)) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and ARTICLE VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14. USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”)

hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 9.15. Separateness. The Lenders acknowledge that (i) the Lenders have advanced funds to the Borrower in reliance upon the separateness of the Borrower and the General Partner from each other and from any other Persons, including Magellan Midstream Holdings, L.P. and the General Partner, (ii) the Borrower has assets and liabilities that are separate from those of other Persons, including Holdings. and the General Partner, and (iii) any claim against the Borrower which may arise under this Agreement or the Loan Documents shall be made only against and shall be limited to the assets of the Borrower, and that no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, on this Agreement or the other Loan Documents shall be obtained or enforced against the General Partner, Holdings or their respective assets for the purpose of obtaining satisfaction and payment of any Indebtedness or obligations under this Agreement or the Loan Documents, any right to proceed against Holdings or the General Partner or their respective assets being hereby expressly waived. This acknowledgment is part of the consideration for the making of the Loans and the issuance of Letters of Credit.

Section 9.16. Restricted Subsidiaries. The Borrower may, at any time, by notice to the Administrative Agent, designate any Subsidiary as a Restricted Subsidiary; provided, that (a) the Borrower would not be in violation of Section 6.01 if any Indebtedness of such Subsidiary were incurred on the date of such designation, and (b) after giving effect to such designation no Default or Event of Default will have occurred and be continuing.

Section 9.17. No Personal Liability of Directors, Officers, Employees and Unitholders. No director, officer, partner, employee, member or manager of the General Partner will have any liability for any obligations of the Borrower, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Lender waives and releases all such liability. This waiver and release are part of the consideration for the making of the Loans and the issuance of Letters of Credit.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MAGELLAN MIDSTREAM PARTNERS, L.P., a Delaware limited partnership

By:	Magellan GP, LLC, a Delaware limited liability company

	By	/s/ John D. Chandler
	Name:	John D. Chandler
	Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

WACHOVIA BANK, N.A., individually and as Administrative Agent and as Issuing Bank

By	/s/ Shawn Young
Name:	Shawn Young
Title:	Vice President

[Signature Page to Credit Agreement]

SUNTRUST BANK

By	/s/ Carmen Malizia
Name:	Carmen Malizia
Title:	Vice President

[Signature Page to Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By	/s/ Ataru Orihashi
Name:	Ataru Orihashi
Title:	Deputy General Manager

[Signature Page to Credit Agreement]

CITIBANK, N.A.

By	/s/ Todd Mogil
Name:	Todd Mogil
Title:	Attorney-in-Fact

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, a New York banking corporation

By	/s/ Tara Narasiman
Name:	Tara Narasiman
Title:	Associate

[Signature Page to Credit Agreement]

LEHMAN BROTHERS BANK, FSB

By	/s/ Janine M. Shugan
Name:	Janine M. Shugan
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

UBS LOAN FINANCE LLC

By	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.

By	/s/ Christopher Smith
Name:	Christopher Smith
Title:	Senior Vice President

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Rainer Meier
Name:	Rainer Meier
Title:	Vice President

By	/s/ Marcus Tarkington
Name:	Marcus Tarkington
Title:	Director

[Signature Page to Credit Agreement]

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By	/s/ Vanessa Gomez
Name:	Vanessa Gomez
Title:	Vice President

By	/s/ Morenikcji Ajayi
Name:	Morenikcji Ajayi
Title:	Associate

[Signature Page to Credit Agreement]

MERRILL LYNCH BANK USA

By	/s/ Derek Befus
Name:	Derek Befus
Title:	Vice President

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK

By	/s/ Daniel Twenge
Name:	Daniel Twenge
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA

By	/s/ David A. McCluskey
Name:	David A. McCluskey
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

CHANG HWA COMMERCIAL BANK, LTD.

By	/s/ Jim C.Y. Chen
Name:	Jim C.Y. Chen
Title:	Vice President & General Manager

[Signature Page to Credit Agreement]

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):

4.	Administrative Agent:	, as the administrative agent under the Credit Agreement

5.	Credit Agreement: [The [amount] Second Amended and Restated Credit Agreement dated as of September , 2007 among [name of Borrower(s)], the Lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and the other agents parties thereto (as same may be amended or otherwise modified from time to time)]

[1]	Select as applicable.

Exhibit A – Page 1

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	$
$	$	$
$	$	$

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A – Page 2

[Consented to and] [3] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By
Title:

[Consented to:][4]

[NAME OF RELEVANT PARTY]

By
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit A – Page 3

Annex 1 to Assignment and Assumption

[                                         ]

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit A – Page 4

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A – Page 5

EXHIBIT B

FORM OF OPINION OF BORROWER’S COUNSEL

September     , 2007

To the Lenders and the Administrative

Agent Referred to Below

c/o Wachovia Bank, N.A., as

Administrative Agent

301 South College St.

Charlotte, NC 28288-0737

Re:	$550,000,000 Second Amended and Restated Credit Agreement

Ladies and Gentlemen:

We have acted as special counsel for Magellan Midstream Partners, L.P., a limited partnership organized under the laws of the State of Delaware (the “Borrower”), in connection with the transactions contemplated by the $550,000,000 Second Amended and Restated Credit Agreement dated as of September     , 2007 (the “Credit Agreement”), among the Borrower, the banks and other financial institutions identified therein as Lenders, and Wachovia Bank, N.A., as Administrative Agent. This opinion letter is furnished to you pursuant to Section 4.01 of the Credit Agreement. Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to such terms in the Credit Agreement.

In rendering the opinions set forth below, we have reviewed an execution copy of the following documents and instruments:

(i) the Credit Agreement; and

(ii) the documents listed in Schedule 1 hereto (the “Listed Documents”).

The document listed in clause (i) above is referred to herein as the “Transaction Document.” As to any facts material to our opinions, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon statements of public officials and officers or other representatives of the General Partner and on the representations and warranties set forth in the Transaction Document.

In rendering the opinions expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies, which assumptions we have not independently verified. In addition, we have assumed that (i) each party to the Transaction Document (each, a “Transaction Party”) is a partnership, limited liability company or other entity duly organized and validly existing under the laws of the jurisdiction of its organization; (ii) each Transaction Party has full power and authority (partnership, limited liability company or otherwise) to execute, deliver and perform its

Exhibit B – Page 1

obligations under the Transaction Document; (iii) the Transaction Document has been duly executed and delivered by each Transaction Party; (iv) the execution, delivery and performance by each Transaction Party of the Transaction Document have been duly authorized by all necessary action (partnership, limited liability company or otherwise) and do not contravene the partnership or limited liability company or other constituent documents of such Transaction Party; (v) the execution, delivery and performance by each Transaction Party of the Transaction Document do not conflict with or result in the breach of any document or instrument binding on it (except that we have not made such assumption with respect to the Listed Documents as to which we express our opinion in Paragraph 2 below); (vi) the execution, delivery and performance by each Transaction Party of the Transaction Document do not contravene any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to any of them (except that we have not made such assumption with respect to Applicable Laws (as defined below)) as to which we express our opinion in Paragraph 2 below; (vii) no authorization, approval, consent, order, license, franchise, permit or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by each Transaction Party of the Transaction Document that has not been duly obtained or made and that is not in full force and effect; (viii) the Transaction Document constitutes the valid, binding and enforceable obligation of each party thereto (other than the Borrower); and (ix) the laws of any jurisdiction other than the laws that are the subject of this opinion letter do not affect the terms of the Transaction Document. With respect to certain of the foregoing matters as they relate to the Borrower, please refer to the opinion letter, dated as of the date hereof, delivered to you by Lonny Townsend, General Counsel of the General Partner.

Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, it is our opinion that:

1.	The Transaction Document constitutes the valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

2.	The execution and delivery by the Borrower of the Transaction Document does not, and the performance by the Borrower of its obligations thereunder (a) will not violate or result in a default under any Listed Documents, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, (b) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries pursuant to the Listed Documents, and (c) will not result in any violation by the Borrower of Applicable Law.

The opinions set forth above are subject to the following qualifications and exceptions:

(a) The enforceability of the Transaction Document and the provisions thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws now or hereafter in effect relating to or affecting enforcement of creditors’ rights generally and by general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether such enforcement is considered in a proceeding in equity or at law.

Exhibit B – Page 2

(b) With respect to our opinion set forth in paragraph 1, we express no opinion with respect to the validity or enforceability of the following provisions to the extent that they are contained in the Transaction Document: (i) provisions releasing, exculpating or exempting a party from, or requiring indemnification or contribution of a party for, liability for its own negligence or to the extent that the same are inconsistent with public policy; (ii) provisions purporting to waive, subordinate or not give effect to rights to notice, demands, legal defenses or other rights or benefits that cannot be waived, subordinated or rendered ineffective under applicable law; (iii) provisions purporting to provide remedies inconsistent with applicable law; (iv) provisions relating to powers of attorney, severability or set-offs; (v) provisions restricting access to courts or purporting to affect the jurisdiction or venue of courts (other than the courts of the State of New York); (vi) provisions pursuant to which a party agrees that a judgment rendered by a court or other tribunal in one jurisdiction may be enforced in any other jurisdiction; and (vii) provisions providing that decisions by a party are conclusive or may be made in its sole discretion.

(c) With respect to our opinion set forth in paragraph 1, we express no opinion as to the enforceability of any provision of the Transaction Document to the extent that the Transaction Document refers to, or requires compliance with, with the provisions of, any law, rule or regulation (other than Applicable Laws).

(d) Insofar as our opinion set forth in paragraph 1 relates to the enforceability under New York law of the provisions of the Transaction Document choosing New York law as the governing law thereof, such opinion is rendered in reliance upon the Act of July 19, 1984, ch. 421, 1984 McKinney’s Sess. Law of N.Y. 1406 (codified at N.Y. Gen. Oblig. Law §§5-1401 (McKinney 1989)) (the “Act”) and is subject to the qualifications that such enforceability (i) as specified in the Act, does not apply to the extent provided to the contrary in subsection two of Section 1-105 of the Uniform Commercial Code as in effect on the date hereof in the State of New York (the “NY UCC”), (ii) may be limited by public policy considerations of any jurisdiction in which enforcement of such provisions is sought, and (iii) is subject to any U.S. Constitutional requirement under the Full Faith and Credit Clause or the Due Process Clause thereof or the exercise of any applicable judicial discretion in favor of another jurisdiction.

(e) We express no opinion herein regarding the enforceability of any provision in the Transaction Document that purports to prohibit, restrict or condition the assignment of the Transaction Document to the extent that such restriction on assignability is governed by Sections 9-406 through 9-409 of the NY UCC.

(f) In rendering the opinion expressed in paragraph 2 above: (i) we have not reviewed, and express no opinion with respect to, documents other than the Listed Documents, irrespective of whether they secure, support or otherwise relate to or are referred to in the Listed Documents or might under certain circumstances result in an event of default or require early payment under any of the Listed Documents; (ii) we have made no examination of, and express no opinion with respect to, any financial, accounting or similar covenant or provision contained in the Listed Documents to the extent that any such covenant or provision would require a

Exhibit B – Page 3

determination as to any financial or accounting matters; (iii) we express no opinion as to any breach of any confidentiality provision contained in any Listed Documents caused by the Transaction Document or the Borrower’s actions pursuant thereto or in contemplation thereof; and (iv) our opinion in paragraph 2 is limited to the laws of the State of New York. In every case, we have assumed that a court would enforce the Listed Documents as written and we have limited our opinion to matters readily ascertainable from the face of the Listed Documents.

We express no opinion as to the laws of any jurisdiction other than Applicable Laws.

“Applicable Laws” means those laws, rules and regulations of the State of New York and the United States of America and the rules and regulations adopted thereunder, that, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Document. However, the term “Applicable Laws” does not include, and we express no opinion with regard to (i) any state or federal laws, rules or regulations relating to: (A) pollution or protection of the environment; (B) zoning, land use, building or construction; (C) occupational safety and health or other similar matters; (D) labor, employee rights and benefits, including the Employment Retirement Income Security Act of 1974, as amended; (E) the regulation of utilities, and the Public Utility Regulatory Policy Act of 1978, as amended; (F) antitrust and trade regulation; (G) tax; and (H) securities, including, without limitation, federal and state securities laws, rules or regulations and the Investment Company Act of 1940, as amended, and (ii) any laws, rules or regulations of any county, municipality or similar political subdivision or any agency or instrumentality thereof.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind.

This opinion letter is rendered as of the date set forth above. We expressly disclaim any obligation to update this letter after such date.

This opinion letter is given solely for your benefit and the benefit of the Lenders in connection with the transactions contemplated by the Transaction Document and may not be furnished to, or relied upon by, any other person or for any other purpose without our prior written consent. Notwithstanding the foregoing, at your request, we hereby consent to reliance hereon by any future assignee of the Lenders’ interests in the loans under the Credit Agreement pursuant to an assignment that is made in accordance with the express provisions of Section 9.04(b) of the Credit Agreement, on the condition and understanding that (a) this letter speaks only as of the date hereof, (b) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to any person other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, and (c) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

Very truly yours,
VINSON & ELKINS L.L.P.

Exhibit B – Page 4

Schedule 1 to Opinion of Borrower’s Counsel

Indenture dated as of May 25, 2004 between Magellan Midstream Partners, L.P., as Issuer, and SunTrust Bank, as Trustee, as supplemented by (i) the First Supplemental Indenture dated as of May 25, 2004 and the Notes issued thereunder, and (ii) the Second Supplemental Indenture dated as of October 15, 2004 and the Notes issued thereunder.

Indenture dated as of April 19, 2007 between Magellan Midstream Partners, L.P., as Issuer, and U.S. Bank National Association, as Trustee, as supplemented by the First Supplemental Indenture dated as of April 19, 2007 and the Notes issued thereunder.

Exhibit B – Page 5

EXHIBIT C

FORM OF COMMITMENT INCREASE AGREEMENT

This Commitment Increase Agreement dated as of [                            ] (this “Agreement”) is among (i) Magellan Midstream Partners, L.P. (the “Borrower”), (ii) Wachovia Bank, N.A., in its capacity as administrative agent (the “Administrative Agent”) under the Second Amended and Restated Credit Agreement dated as of September     , 2007 (as the same may be amended or otherwise modified from time to time, the “Credit Agreement”); capitalized terms that are defined in the Credit Agreement and not defined herein are used herein as therein defined) among the Borrower, the Lenders party thereto, Wachovia Capital Markets, LLC and SunTrust Robinson Humphrey, a division of Suntrust Capital Markets, Inc., as Joint Bookrunners and Lead Arrangers, the Administrative Agent, and (iii)                                                   (the “Increasing Lender”).

Preliminary Statements

(A) Pursuant to Section 2.20 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the total Revolving Loan Commitments under the Credit Agreement by agreeing with a Lender to increase that Lender’s Commitment.

(B) The Borrower has given notice to the Administrative Agent of its intention to increase the total Revolving Loan Commitments pursuant to such Section 2.20 by increasing the Revolving Loan Commitment of the Increasing Lender from $                     to $                    , and the Administrative Agent is willing to consent thereto.

Accordingly, the parties hereto agree as follows:

SECTION 1. Increase of Commitment. Pursuant to Section 2.20 of the Credit Agreement, the Revolving Loan Commitment of the Increasing Lender is hereby increased from $                                 to                                 .

SECTION 2. Consent. The Administrative Agent hereby consents to the increase in the Commitment of the Increasing Bank effectuated hereby.

SECTION 3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

SECTION 4. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5. Increasing Lender Credit Decision. The Increasing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 3.05 of the Credit Agreement and such other documents and information as it has deemed appropriate, made its

Exhibit C – Page 1

own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The Increasing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

SECTION 6. Representation and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)	The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s partnership powers, have been duly authorized by all necessary partnership action and do not contravene (i) the Borrower’s Partnership Agreement or certificate of limited partnership or (ii) any indenture, loan agreement or other similar agreement or instrument binding on the Borrower.

(b)	No authorization, consent or approval any governmental body or agency is required for the valid execution, delivery and performance by the Borrower of this Agreement.

(c)	This Agreement constitutes a valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(d)	The aggregate amount of the Revolving Loan Commitments under the Credit Agreement, including any increases pursuant to Section 2.20 thereof, does not exceed $700,000,000 (unless consented to by the Required Lenders).

(e)	No Default or Event of Default has occurred and is continuing.

SECTION 7. Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent within ten Business Days after notice thereof in connection with the preparation, negotiation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of one counsel for the Administrative Agent with respect thereto.

SECTION 8. Effectiveness. When, and only when, the Administrative Agent shall have received counterparts of, or telecopied signature pages of, this Agreement executed by the Borrower, the Administrative Agent and the Increasing Lender, this Agreement shall become effective as of the date first written above.

Exhibit C – Page 2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

BORROWER:

MAGELLAN MIDSTREAM PARTNERS, L.P., a Delaware limited partnership

By:	Magellan GP, LLC,
a Delaware limited liability company

By
Name:
Title:

ADMINISTRATIVE AGENT:

WACHOVIA BANK, N.A. as Administrative Agent

By
Name:
Title:

INCREASING LENDER:

[NAME OF INCREASING LENDER]

By
Name:
Title:

Exhibit C – Page 3

EXHIBIT D

FORM OF NEW LENDER AGREEMENT

This New Lender Agreement (this “Agreement”) dated as of [                        ] is among Magellan Midstream Partners, L.P. (the “Borrower”), Wachovia Bank, N.A., in its capacity as administrative agent (the “Administrative Agent”) under the Credit Agreement described below, and [                        ] (“New Lender”). Capitalized terms used herein without definition have the meanings assigned to such terms in the Credit Agreement.

PRELIMINARY STATEMENTS

A. Pursuant to Section 2.20 of the Second Amended and Restated Credit Agreement dated as of September     , 2007 (as the same may be amended or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto, the Administrative Agent and Wachovia Capital Markets, LLC and SunTrust Robinson Humphrey, a division of Suntrust Capital Markets, Inc., as Joint Bookrunners and Lead Arrangers, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the total Commitments under the Credit Agreement by offering to Lenders and other bank and financial institutions the opportunity to participate in all or a portion of the increased Commitments.

B. The Borrower has given notice to the Administrative Agent of its intention to increase the total Revolving Loan Commitments pursuant to such Section 2.20 by $[            ]5, the Administrative Agent is willing to consent thereto, and the existing Lenders have failed to subscribe to all of such increased Revolving Loan Commitment.

C. The New Lender desires to become a Lender under the Credit Agreement and extend Revolving Loans to the Borrower in accordance with the terms thereof.

Accordingly, the parties hereto agree as follows:

SECTION 1. Loan Documents. The New Lender hereby acknowledges receipt of copies of the Credit Agreement and the other Loan Documents.

SECTION 2. Joinder to Credit Agreement. By executing and delivering this Agreement, the New Lender hereby agrees (i) to become a party to the Credit Agreement as a Lender as defined therein and (ii) to be bound by all the terms, conditions, representations, and warranties of the Credit Agreement and the other Loan Documents applicable to Lenders, and all references to the Lenders in the Loan Documents shall be deemed to include the New Lender. Without limiting the generality of the foregoing, the New Lender hereby agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the New Lender’s Revolving Credit Exposure exceeding its Revolving Loan Commitment. The Revolving Loan Commitment of the New Lender shall be $[            ]6.

[5]	Must be at least $10,000,000.
[6]	Must be at least $10,000,000.

Exhibit D – Page 1

SECTION 3. Consent. The Administrative Agent hereby consents to the participation of the New Lender in the increased Revolving Loan Commitment.

SECTION 4. Representation and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s partnership powers, have been duly authorized by all necessary partnership action and do not contravene (i) the Borrower’s Partnership Agreement or certificate of limited partnership or (ii) any indenture, loan agreement or other similar agreement or instrument binding on the Borrower.

(b) No authorization, consent or approval of any Governmental Authority is required for the valid execution, delivery and performance by the Borrower of this Agreement.

(c) This Agreement constitutes a valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(d) The aggregate amount of the Revolving Loan Commitments under the Credit Agreement, including any increases pursuant to Section 2.20 thereof, does not exceed $700,000,000 (unless consented to by the Required Lenders).

(e) No Default, Event of Default or Material Adverse Change has occurred and is continuing as of the date of this Agreement.

SECTION 5. Effectiveness. This Agreement shall become effective upon the receipt by the Administrative Agent of the following:

(a) Counterparts of, or telecopied signature pages of, this Agreement executed by the Borrower, the Administrative Agent and the New Lender;

(b) An Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the New Lender;

(c) If the New Lender is a Foreign Lender, any documentation required to be delivered by the New Lender pursuant to Section 2.17 of the Credit Agreement, duly completed and executed by the New Lender;

(d) If requested by the Administrative Agent, a certified copy of the resolutions of the Board of Directors of the Borrower approving the increase in the Revolving Loan Commitment and this Agreement in a form reasonably acceptable to the Administrative Agent; and

Exhibit D – Page 2

(e) If requested by the Administrative Agent, a legal opinion from counsel to the Borrower in a form reasonably acceptable to the Administrative Agent.

SECTION 6. New Lender Credit Decision. The New Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 3.04 of the Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The New Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

SECTION 7. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

SECTION 8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered in original or facsimile form, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 9. Expenses. The Borrower shall pay all reasonable costs and expenses of the Administrative Agent within ten Business Days notice thereof in connection with the preparation, negotiation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto.

[Signatures on following page]

Exhibit D – Page 3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

BORROWER:

MAGELLAN MIDSTREAM PARTNERS, L.P., a Delaware limited partnership

By:	Magellan GP, LLC, a Delaware limited liability company

By
Name:
Title:

ADMINISTRATIVE AGENT:

WACHOVIA BANK, N.A., as Administrative Agent

By
Name:
Title:

NEW LENDER:

[NAME OF NEW LENDER]

By:
Name:
Title:

Exhibit D – Page 4

EXHIBIT E

FORM OF OPINION OF IN-HOUSE COUNSEL

September     , 2007

To the Lenders and the Administrative

Agent Referred to Below

c/o Wachovia Bank, N.A., as

Administrative Agent

301 South College St.

Charlotte, NC 28288-0737

Dear Sirs:

I am General Counsel of Magellan GP LLC, the General Partner (“General Partner”) of the Borrower as defined below. In such capacity I have acted as counsel for Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Borrower”), in connection with the $550,000,000 Second Amended and Restated Credit Agreement dated as of September     , 2007 (the “Credit Agreement”), among the Borrower, the banks and other financial institutions identified therein as Lenders, and Wachovia Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

I, or individuals under my direction, have examined and relied on originals or copies of the following documents:

(a)	the Borrower’s Partnership Agreement;

(b)	the Credit Agreement; and

(c)	certificates of the Secretary of State of the State of Delaware dated September , 2007, attesting to the continued existence and good standing of the Borrower in Delaware.

Upon the basis of the foregoing, I am of the opinion that:

1. The Borrower (a) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Exhibit E – Page 1

2. The Transactions are within the Borrower’s partnership powers and have been duly authorized by all necessary partnership action. The Credit Agreement has been duly executed and delivered by the Borrower.

3. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, and except for the Current Report on form 8-K that is required by the SEC to be filed in connection with the Transactions, which filing shall take place within a reasonable period of time following the Effective Date and (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the General Partner, the Borrower or any of its Subsidiaries or any order of any Governmental Authority.

4. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to my knowledge, threatened against or affecting the Borrower or any of its Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Change (other than the Disclosed Matters) or (b) that involve the Credit Agreement or the Transactions.

5. None of the General Partner, the Company or any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

This opinion has been prepared in accordance with the customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind.

I am a member of the bar of the State of Oklahoma and the foregoing opinion is limited to the laws of the State of Oklahoma, the Revised Uniform Limited Partnership Act of the State of Delaware and the Federal laws of the United States of America. This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders and Persons that acquire participations in your Loans) without my prior written consent. Notwithstanding the foregoing, at your request, I hereby consent to reliance hereon by any future assignee of the Lenders’ interests in the loans under the Credit Agreement pursuant to an assignment that is made in accordance with the express provisions of Section 9.04(b) of the Credit Agreement, on the condition and understanding that (a) this letter speaks only as of the date hereof, (b) I have no responsibility or obligation to update this letter, to consider its applicability or correctness to any person other than its addressee(s), or to take into account changes in law, facts or any other developments of which I may later become aware, and (c) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

Very truly yours,

Exhibit E – Page 2

SCHEDULE 2.01

COMMITMENTS

Investor	Title	Allocation
Wachovia Bank, N.A.	Administrative Agent	$60,000,000
SunTrust Bank	Syndication Agent	$60,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	Co Documentation Agent	$50,000,000
Citibank, N.A.	Co Documentation Agent	$50,000,000
JPMorgan Chase Bank	Co Documentation Agent	$50,000,000
Bank of America, N.A.		$50,000,000
Credit Suisse, Cayman Islands Branch		$40,000,000
Lehman Brothers Bank, FSB		$40,000,000
UBS Loan Finance LLC		$40,000,000
Deutsche Bank		$30,000,000
Morgan Stanley Bank		$30,000,000
RBC Capital Markets		$20,000,000
Chang Hwa Commercial Bank, Ltd.		$15,000,000
Merrill Lynch Bank USA		$15,000,000

		$550,000,000

Schedule 2.01 – Page 1

SCHEDULE 3.03

DISCLOSED MATTERS

1.	Fixed to floating interest rate swaps entered into in the ordinary course of business for a notional total of $100 million. Magellan Midstream Partners, L.P. receives 5.65% from counter parties to these swaps, and Magellan Midstream Partners, L.P. pays LIBOR plus 0.636%.

2.	Magellan Asset Services (subsidiary of Magellan OLP, L.P.) commodity hedges incurred in the ordinary course of business, having an aggregate nominal value of approximately $53.6 million as of the date hereof.

3.	Contingent liabilities of Magellan Midstream Partners, L.P. and its subsidiaries in respect of potential reimbursement obligations to insurers under surety and performance bonds issued to various state and local governments and obtained in the ordinary course of business, of approximately $12.5 million as of the date hereof.

4.	Magellan Pipeline Company commodity hedges incurred in the ordinary course of business, having an aggregate nominal value of approximately $1 million as of the date hereof.

Schedule 3.03 – Page 1

SCHEDULE 3.14

SUBSIDIARIES

Name	Jurisdiction of Organization	Owners of Shares of Capital Stock or other Equity Interests	Number of Shares held by each Owner, if applicable

Magellan Operating GP, LLC	Delaware	Borrower – 100%	N/A

Magellan OLP, L.P.	Delaware	Borrower - 99.999% limited partner interest	N/A
Magellan Operating GP, LLC - 0.001% general partner interest

Magellan Pipeline GP, LLC	Delaware	Borrower - 100%	N/A

Magellan Pipeline Company, L.P.	Delaware	Borrower – 99.999% limited partner interest	N/A
Magellan Pipeline GP, LLC - 0.001% general partner interest

Magellan Pipeline Terminals, L.P.	Delaware	Borrower - 99.999% limited partner interest
Magellan Pipeline GP, LLC - 0.001% general partner interest

Magellan NGL, LLC	Delaware	Magellan OLP, L.P. – 100%	N/A

Magellan Ammonia Pipeline, L.P.	Delaware	Magellan OLP, L.P. - 99.999% limited partner interest	N/A
Magellan NGL, LLC - 0.001% general partner interest

Magellan Terminals Holdings, L.P.	Delaware	Magellan OLP, L.P. - 99.999% limited partner interest	N/A
Magellan NGL, LLC - 0.001% general partner interest

Magellan Pipelines Holdings, L.P.	Delaware	Magellan OLP, L.P. - 99.999% limited partner interest	N/A
Magellan NGL, LLC - 0.001% general partner interest

Magellan Asset Services, L.P.	Delaware	Magellan OLP, L.P. - 99.999% limited partner interest	N/A
Magellan NGL, LLC - 0.001% general partner interest

Schedule 3.14 – Page 1

SCHEDULE 6.01

EXISTING INDEBTEDNESS

None

Schedule 6.01 – Page 1

SCHEDULE 6.02

EXISTING LIENS

None

Schedule 6.02 – Page 1

SCHEDULE 6.08

EXISTING RESTRICTIONS

1.	Pipeline Lease Agreement and Option to Purchase for the 8” Aux Sable East Pipeline dated as of December 31, 2001, between Aux Sable Liquids Products LP and Magellan Pipeline Holdings, L.P. (formerly known as Williams Pipeline Holdings, L.P.).

Schedule 6.08 – Page 1

ANNEX I

ADJUSTMENTS TO CONSOLIDATED EBITDA

Consolidated EBITDA in any period shall be:

(a) increased by the amount of the general and administrative expenses of Borrower and its Subsidiaries for such period paid by Holdings to Borrower during or with respect to such period in accordance with the terms of the New Omnibus Agreement, provided, that such increase in Consolidated EBITDA shall not exceed the amount by which Consolidated Net Income of Borrower and its Subsidiaries was reduced for such period as a result of the inclusion of such amount of general and administrative expenses on the income statement of the Borrower and its Subsidiaries for such period;

(b) increased by the amount of all Indemnified Environmental Expenses (as defined below) accrued during such period to the extent, if any, reflected as a charge to the statement of Consolidated Net Income for such period; and

(c) decreased by an amount equal to the amount, if any, by which all cash expenditures by Borrower and its Subsidiaries for Indemnified Environmental Expenses (whenever accrued) during such period exceeds the sum of (x) all cash received by Borrower and its Subsidiaries during such period in respect of the Indemnified Environmental Expenses, plus (y) all Carryover Indemnity Cash Receipts (as defined below)(without duplication of inclusion for the purposes of calculating Consolidated EBITDA for any other period); and

(d) increased by an amount equal to the amount of any Pension Plan-related expenses that would not have been expenses under GAAP as of the date of this Agreement and decreased by an amount equal to the amount of any pension-related income that would not have been income under GAAP as of the date of this Agreement; provided that any cash payment made or received during such period in respect of the items described in this clause (d) subsequent to the fiscal quarter in which the non-cash expenditures or income were reflected as a charge or as an addition in the statement of Consolidated Net Income, as applicable, shall be deducted or added back to Consolidated Net Income for such period, as applicable.

For purposes of this Annex I:

“Indemnified Environmental Expenses” means environmental expenses covered by (i) Article IV of the New Omnibus Agreement, dated as of June 17, 2003, by and among Holdings, Williams Energy Services, LLC (“WES”), Williams Natural Gas Liquids, Inc. (“WNGL”), and The Williams Companies, Inc. (“Williams Parent”); (ii) Section 8.2 of the Purchase Agreement, dated as of April 18, 2003 (as amended by Amendment No. 1 to the Purchase Agreement, dated as of May 5, 2003 and Amendment No. 2 to the Purchase Agreement dated January 6, 2004), by and among WES, WNGL, Williams GP LLC (“Williams GP”) and Holdings, (iii) Section 10.1 of the Contribution Agreement, dated April 11, 2002, by and among WES, WNGL, and Williams GP and/or (iv) expenses subject to the Agreement for the Release of Certain Indemnification Obligations dated as of May 26, 2004, among Holdings, the General Partner, the Borrower and Williams Parent, WES, WNGL and Williams GP.

Annex 1 – Page 1

“Carryover Indemnity Cash Receipts” means, for any period, the aggregate amount, if any, by which all cash received by Borrower and its Subsidiaries with respect to such period in respect of Indemnified Environmental Expenses exceeds cash expenditures by Borrower and its Subsidiaries for Indemnified Environmental Expenses during such period;

For the avoidance of doubt, when calculating Consolidated EBITDA, no cash received by the Borrower and its Subsidiaries during any period in respect of the Indemnified Environmental Expenses shall be reflected as income for the purposes of calculating Consolidated Net Income.

Annex 1 – Page 2